UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2007
TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress	000-52313	62-0474417
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)	37902 (Zip Code)
(865) 632-2101
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On August 27, 2007, the United States District Court for the Northern District of Alabama issued a decision in the suit brought against TVA over alleged opacity violations at TVA’s Colbert Fossil Plant (“Colbert”). The court granted the plaintiffs’ motion for summary judgment, finding that TVA had violated the Clean Air Act (“CAA”) at Colbert. Colbert is a coal-fired power plant located in Alabama, with five units having a combined winter net dependable generating capacity of 1,201 megawatts. The suit alleges that TVA violated CAA opacity limits applicable to Colbert between January 30, 2000, and September 30, 2002. TVA had secured a dismissal of the case, in part, on the grounds that its compliance fell within a two percent de minimis rule established by Alabama. On appeal by the plaintiffs, the United States Court of Appeals for the Eleventh Circuit found that this rule had not been approved by the Environmental Protection Agency (“EPA”) and thus could not be relied upon.
     In its August 27 order, the district court held that, while TVA had achieved 99 percent compliance on Colbert Units 1-4 and 99.5 percent compliance at Colbert Unit 5, TVA had exceeded the 20 percent opacity limit (measured in six-minute intervals) more than 3,350 times. Although TVA is not subject to civil penalties for these violations, the district court can order TVA to change how it operates Colbert in order to prevent further violations. The district court ordered TVA to submit a proposed remediation plan within 60 days, and the plaintiffs will have 45 days to respond. TVA is reviewing its options for regulatory and compliance approaches to address this decision.
     The EPA has proposed approving a version of the two percent de minimis rule issued by Alabama. If approved by the EPA, Colbert would return to a compliant status.
     In addition to Colbert, TVA has another coal-fired power plant in Alabama, Widows Creek Fossil Plant (“Widows Creek”), which has a winter net dependable generating capacity of 1,628 megawatts. Since the operation of Widows Creek must meet the same opacity requirements, this plant may be affected by the decision in this case. The proposed rule change would help reduce or eliminate the chances of an adverse effect on Widows Creek from the decision.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: August 31, 2007	/s/ John M. Hoskins
John M. Hoskins
Interim Chief Financial Officer and Executive Vice President, Financial Services